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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of February 7, 1997 by and between GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation (hereinafter referred to as the "Corporation"), and SEYMOUR HYDEN (hereinafter referred to as "Executive").

     In consideration of the mutual promises set forth herein the parties hereto agree as follows:

                                   ARTICLE I.

                               Term of Employment

         A. Upon the terms and subject to the conditions set forth herein, the Corporation will employ Executive on the terms provided in this Agreement from March 31, 1997 (the "Effective Date"), until the date the employment of Executive shall terminate pursuant to Article IV or Article V. (The period during which Executive is employed hereunder is referred to herein as the "term of employment.") Executive will work for the Corporation during the term of employment in accordance with, and subject to the terms and conditions of, this Agreement.

                                   ARTICLE II.

                                     Duties

         A. During the term of employment Executive will:

            (a) use his best efforts to promote the interests of the Corporation, and shall devote his full time and efforts to its business and affairs;


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            (b) serve as the Vice President, Scientific & Technical Affairs reporting solely to the Corporation's Chief Executive Officer and Board of Directors; and

            (c) perform duties which will include but not be limited to responsibility for product development including supervision of pilot plant operations; analytical methods; managing new projects and establishing priorities for the introduction of products; responsibility for the oversight of all biostudies in conjunction with ANDA and NDA filings and the oversight of the regulatory activities of the Corporation as they pertain to submissions to FDA which would include: NDA's, ANDA's, supplements and associated labeling; and other duties as the Corporation may from time to time assign to him.

                                  ARTICLE III.

                                  Compensation

         A. The Corporation will compensate Executive for the duties performed by him hereunder by payment of a salary (the "Salary") at the rate of $130,000 per annum. The Salary shall be payable in equal installments, which the Corporation shall pay at semi-monthly intervals or, at the Corporation's election, more frequently, and shall be subject to such payroll deductions as are required by law. The salary paid to the Executive will be reviewed annually by the Board of Directors in conjunction with the recommendation of the President, and may be increased at the discretion of the Company's Board of Directors or Compensation Committee, which shall take into account the performance of the Executive, the productivity of the Company and other factors which it deems relevant.

                                   ARTICLE IV.

                                Term: Termination


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         A. Unless terminated sooner as hereinafter provided, the initial term of employment of Executive under this Agreement shall be for a period of three
(3) years from the Effective Date hereof (the "Initial Term"). The term of employment of Executive shall continue thereafter for an additional one year period commencing on the third anniversary of the Effective Date, unless either party has notified the other no later than three (3) months prior to that third anniversary that he or it does not wish to continue the term of employment of Executive under this Agreement or unless Executive's employment is terminated sooner as hereinafter provided. Thereafter, Executive's term of employment under this Agreement shall continue for additional one (1) year periods, unless either party has notified the other no later than three (3) months prior to the end of any of those additional one (1) year periods that he or it does not wish to continue Executive's term of employment under this Agreement or unless Executive's term of employment is terminated sooner as hereinafter provided.

         B. The Corporation may terminate the employment of Executive hereunder
(i) for Cause (as defined below) at any time and without prior notice or (ii) for any other reason on two (2) weeks notice in writing to Executive.

            1. If the Corporation terminates Executive's employment for Cause or pursuant to Section IV.D. hereof then the Corporation shall, within fifteen
(15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

            2. If the Corporation terminates Executive's employment other than for Cause, then in lieu of any other payments otherwise required hereunder, the Corporation shall, subject to the Executive's compliance with Article V hereof, pay Executive, as liquidated


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damages and not as a penalty, (a) within 15 days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (b) an amount equal to his Salary payments at the time of the termination, in accordance with the Corporation's then payment policy, and benefits during the six-month period following the termination date; provided, however, that if such termination occurs prior to the first anniversary of the Effective Date, then in addition to the items referred to in subsection (a) and (b) above, Executive shall be entitled to continue to receive, in accordance with the Corporation's then payment policy, an amount equal to his Salary payments and, to the extent Executive is not otherwise employed, health benefits, until the first anniversary of the Effective Date.

         3. The phrase "Cause" means any of the following:

            (a) breach by Executive of Article V of this Agreement;

            (b) material breach of any other provision of this Agreement by Executive (other than any such breach resulting from Executive's incapacity due to physical or mental illness which shall be governed by IV.D. hereof), if that breach is not remedied (or the remedy commences and is diligently continued until actually remedied) within 30 days after written notice to Executive describing the acts alleged to constitute Cause;

            (c) any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct by Executive against the Corporation; or

            (d) indictment of Executive for a felony or any conviction of, or guilty plea by Executive to, it crime involving moral turpitude if that crime of moral turpitude tends or would reasonably tend to bring the Corporation into disrepute.


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         C. Executive may terminate his employment hereunder at any time for any reason on two (2) weeks written notice in writing to the Corporation.

            1. If Executive terminates his employment without "Good Reason" (as defined below), then the Corporation shall, within fifteen (15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

            2. If Executive terminates his employment with "Good Reason", then the Corporation shall, subject to Executive's compliance with Section V hereof,
(i) pay Executive within fifteen (15) days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (ii) continue to pay Executive an amount equal to Executive's Salary and benefits, in accordance with the Corporation's then payment policy, during the six-month period following the termination date.

            3. The phrase "Good Reason" means a material breach of this Agreement or the intentional disregard or violation of the Food, Drug and Cosmetic Act as amended in any material respect (other than through the actions of the Executive) in any case by the Corporation, which has not been cured within thirty (30) days after written notice thereof from the Executive.

         D. If Executive dies or becomes incapacitated, his employment hereunder shall terminate on the date of his death or incapacitation, as the case may be. For purposes hereof, the term "incapacitated" shall mean such mental or physical illness as shall render Executive incapable of substantially performing his duties hereunder on a regular basis at the Company's


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offices for a period of three (3) consecutive months or for a period of six (6)
months in any twelve-month period, all as determined by a physician or psychiatrist, as the case may be, selected by the Company.

                                   ARTICLE V.

                                    Covenants

         A. While Executive is employed hereunder by the Corporation, he shall not, without the prior written consent of the Corporation, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided however, that he may continue to own or may hereafter acquire (i) any securities of any class of any publicly-owned company or (ii) any passive investment in a privately held entity which is not engaged in the pharmaceutical business.

         B. Executive shall treat as confidential and keep secret the affairs of the Corporation (including specifically the terms and conditions of this Agreement) and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, or unless required by law, divulge, furnish or make known or accessible to, or use for the benefit of, any one other than the Corporation and its subsidiaries and affiliates any information of a confidential or proprietary nature related in any way to the business of the Corporation or its subsidiaries or affiliates or their clients. Executive shall be entitled to disclose the terms of this Agreement to potential employers of Executive and to lending institutions from whom Executive seeks to borrow.



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         C. All records, papers and documents kept or made by Executive relating to the business of the Corporation or its subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.

         D. All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general everything of value conceived or created by him pertaining to the business of the Corporation of any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever relating thereto, shall immediately become the property of the Corporation, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Corporation, without further compensation, upon notice to him from the Corporation.

         E. Following the termination of Executive's employment hereunder (including the expiration of this Agreement) for any reason, Executive shall not, for a period of two (2) years from such termination solicit any employee of the Corporation to leave such employ or to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or solicit any customer of the Corporation to terminate its relationship with the Corporation.

         F. During the one-year period following Executive's termination of employment by Executive without Good Reasons or by the Corporation for Cause (the "Restricted Period"), Executive shall not render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activities which is competitive with any activities or


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business engaged in by the Corporation during his employment by the Corporation
(such activities being herein called the "Corporation's Business"). During the Restricted Period, Executive shall not, without the prior written consent of the Corporation, hold an equity interest in any firm, partnership or corporation which competes with the Corporation's Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as the Corporation's Business, if such stock is listed on a national securities exchange or publicly traded in over-the-counter market, shall not constitute a breach of the covenants contained in this Article V.

         G. The provisions contained in this Article V as to the time periods, scope of activities, persons of entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Article V is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

         H. During the term of this Agreement, the Corporation shall maintain a D & O policy providing such coverage for the Directors and Officers of the Corporation as the Corporation's Board of Directors shall reasonably determine.






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                                   ARTICLE VI.

                                     Bonuses

         A. The Board of Directors of the Corporation will consider, and nothing herein shall preclude the Corporation's Board of Directors from, awarding Executive bonuses based on performance as they may, at any time or from time to time, determine.

                                  ARTICLE VII.

                                   Stock Award

         A. The Corporation will grant to Executive an option to purchase 36,000 shares of the Corporation's common stock at a price per share equal to the fair market value of the Corporation's common stock (the "Award") on the date the Compensation Committee of the Board of Directors grants this Award, which so long as Executive remains in the continuous employ of the Corporation on a given vesting date, shall vest in Executive in accordance with the following schedule:
(i) one-third of the Award shall vest on March 31, 1998, and (ii) the remaining two-thirds of the Award shall vest in increments of one-twenty fourth per month for the twenty four (24) months then following.

         B. The option shall be granted pursuant to, and shall be subject to the terms of the stock option plan adopted by the Corporation.

                                  ARTICLE VIII.

                            Other Employment Benefits

         A. The Corporation shall provide Executive with medical and hospitalization insurance coverage and retirement plans which in each case are no less favorable to Executive than those plans provided to the Corporation's senior executive officers generally (it being


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understood that to the extent the plans provide coverage for dependents of employees, Executive shall be entitled to such coverage for his dependents under the same terms as senior executives generally). The Corporation shall also provide Executive with life insurance coverage having a death benefit payable to a beneficiary selected by Executive equal to $250,000 and disability insurance which provides salary replacement benefits, not to exceed $250,000 in the aggregate, in the event Executive becomes incapacitated.

         B. During the term of employment, Executive shall be entitled to three weeks of paid vacation each year and to participate in or receive benefits under any other employee benefit plan, arrangement or perquisite made available by the Corporation now or in the future to its senior executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangement and perquisites.

         C. The Corporation shall reimburse Executive for all reasonable expenses incurred by Executive for promoting the business of the Corporation, including expenses for travel and similar items, from time to time upon presentation by Executive of an itemized account of such expenditures, all in accordance with the Corporation's policies for incurrence and reimbursement.

         D. The Corporation shall pay the reasonable lodging costs of the Executive in the Philadelphia, PA metropolitan area for a period not to exceed four (4) months at a mutually agreed upon location, and the reasonable transportation costs of the Executive between Cincinnati, OH and Philadelphia, PA as are mutually agreed to by Executive and the Corporation, until Executive makes a permanent move to the Philadelphia, PA metropolitan area.




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Such a permanent move shall occur within a reasonable time from the date hereof, but in no event later than one (1) year from the Effective Date.

         E. The Corporation shall reimburse Executive up to $12,000 for expenses incurred pursuant to Executive's permanent move to the Philadelphia, PA metropolitan area. These expenses must be supported by the appropriate documentation and may include expenses such as moving, title closing and real property taxes due and owing upon the title closing.

                                   ARTICLE IX.

                                Key Man Insurance

         A. The Corporation may, in its sole and absolute discretion, at any time after the date hereof, apply for and procure as owner for its own benefit life insurance on Executive, in such amount and in such form or forms as the Corporation may determine. Executive shall, at the Corporation's requests subject to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Corporation has applied for such insurance.

                                   ARTICLE X.

                                   Assignment

         A. The Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Corporation. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void





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                                   ARTICLE XI.

                                Entire Agreement

         A. This Agreement constitutes the entire understanding between the Corporation and Executive concerning his employment by the Corporation or any of its subsidiaries and supersedes any and all previous agreements between Executive and the Corporation or any of its subsidiaries concerning such employment. This Agreement may not be changed orally.

                                  ARTICLE XII.

                                 Applicable Law

         A. The Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

                                            GLOBAL PHARMACEUTICAL CORPORATION

                                            By: /s/ Max L. Mendelsohn
                                               --------------------------------
                                               Max L. Mendelsohn, President
                                                          and CEO



                                               /s/ Seymour Hyden
                                               -------------------------------
                                               Seymour Hyden




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